Exhibit 10.a.

Amendment

This is an amendment (“Amendment”) to the Release and Waiver of Claims and Non-Competition Agreement (“Agreement”) made December 20, 2004 by and between CDI Corporation (“the Company”) and Jay G. Stuart (“Employee”). This Amendment is entered into as of March 10, 2005.

The Agreement is hereby amended as follows:

1.	Section 1(a) is deleted and replaced with the following:

“Pay Employee bi-weekly severance payments of $11,923.08 from the Termination Date until the earlier of the date on which Employee begins new full-time employment or February 15, 2006. If Employee has not begun full-time employment as of February 15, 2006, the Company will make an additional lump sum payment to Employee prior to March 14, 2006. The amount of this lump sum payment will be the difference between $310,000 and the total of all bi-weekly payments made under this section. If Employee begins full-time employment after this lump sum payment has been made but before the expiration of one year after the Termination Date (“the Anniversary Date”), he will repay to the Company the amount of $5,961,54 times the number of weeks between the start of his new employment and the Anniversary Date.

All other provisions of the Agreement remain unchanged.

3-10-05	/s/ Jay G. Stuart
Date	Jay G. Stuart

CDI Corporation

3/10/05	By:	/s/ Roger H. Ballou
Date		Roger H. Ballou
President and CEO